Exhibit 99.1

NEWS RELEASE

For Immediate Release
May 8, 2013

DAVID SCHLOTTERBECK JOINS MAXWELL TECHNOLOGIES' BOARD

SAN DIEGO, Calif. - Maxwell Technologies Inc. (Nasdaq: MXWL) announced today that David Schlotterbeck, a seasoned medical technology executive, has been appointed to the company's board of directors. In addition, Mr. Schlotterbeck was appointed to the board's audit committee.

Most recently, Schlotterbeck served as chairman of the board of directors and chief executive officer of Aperio Technologies, Inc. since November 2011. Before joining Aperio, he was chairman and chief executive officer of CareFusion, a leading global medical technology company, from September 2009 to February 2011. Previously, he was vice chairman of Cardinal Health and chief executive officer of their Clinical and Medical Products business. Earlier in his career Schlotterbeck held executive leadership roles at Alaris Medical Systems, Pacific Scientific Company, Vitalcom, Inc. and Nellcor, Inc. He is currently a member of the board of directors of Juniper Networks, Inc.

“We are delighted that Mr. Schlotterbeck has agreed to join Maxwell's board,” said Mark Rossi, chairman of the board. “His extensive business experience and contacts in the medical technology industry will make him a valuable resource and sounding board as we continue to pursue new avenues for growth.”

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications.

Media & Investor Contact: Michael Sund +1 (858) 503-3233; msund@maxwell.com

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